Exhibit 1.1

Investment Agreement

(English Translation)

Party A(Investor): Shenzhen Zui Xian Gui Brewery Technology Limited (“SZXGBT”)

Address: Room 2701, Block A, Zhantao Technology Building, Minzhi Avenue, Longhua District, Shenzhen

Representative: Ren Chen

Party B: Guangzhou Jinxin Technology Service Co. Ltd. (“GJTS”)

Address: Shop 101, No. 28-2, Longdongshanzhuang Street, Tianhe District, Guangzhou

Representative: Ma Guangshun

Part C (Target company): Bi Xuan You Pin (Guangzhou) Limited (“BXYP”)

Address: Room 262-05, 2nd Floor, No. 18, Dongpupi East Road, Tianhe District, Guangzhou

Representative: Ma Guangshun

Party D: Trans Global Group Inc. (Global group, Symbol: TGGI, “TGGI”)

Incorporation: Delaware, US ref. no.: 203242262

Party E (Guarantor): Ren Chen

As:

1. [Shenzhen Zui Xian Gui Brewery Technology Limited] Party A is the subsidiary of US Trans Global Group Inc. (Global group company, Symbol: TGGI)，is a liquor trading company integrating wholesale and retail.

2. [Trans Global Group Inc. (Global group)] Party D (Symbol: TGGI) registered in Delaware, USA, which is a group company that combines online and offline physical stores through the Internet for high-quality daily necessities wholesale and retail.

3. Party B is Party C’s shareholder，legally holds the equity of Party C.

4. [Bi Xuan You Pin (Guangzhou) Limited] Party C is a legally established and validly existing limited company with a total registered capital of RMB50,000,000.00. As of the signing date of this agreement, Party C’s shareholding structure is as below:

No.	Shareholder name	Subscribed capital contribution (RMB: ’000)	Equity ratio (%)
1	Guangzhou Jinxin Technology Service Co., Ltd.	35,000	70%
2	Li Yinying	15,000	30%
total	-	50,000	100%

5. Party E has the full capacity for civil rights and civil conduct, and certain economic strength.

6. Party B and Party C promise that all BXYP’s shareholders (including the shareholders of GJTS) are the same acting in concert in this agreement. All shareholders promise that their behavior is consistent with the same action during accepting, making decisions and doing the execution of the agreement.

In accordance with the “Civil Code of the People’s Republic of China” and other relevant laws and regulations, all parties, on the basis of following the principles of fairness, equality, voluntariness and good faith, have reached an agreement on matters related to the investment and equity transfer between Party A and Party C, and hereby enter into this agreement for all parties to abide by.

Article 1- Investment method and equity transfer

1.1 Subject to the agreement, all parties uphold the spirit of mutual trust, cooperation and gain win-win. Based on the confidence to Party C in the technology carrying, operation model, management team and market development of Party C’s e-commerce platform, Party A hereby invests in Party C.

1.2 Investment Amount: Party A invests in Party C in cash. The investment amount is capitalized: RMB 88,888, and Party A promises to deposit the amount to the designated bank account by Party C within 5 working days. The bank account information is as follows:

Account name: Bi Xuan You Pin (Guangzhou) Limited

Account number: 82110078801600000856

Bank name: Shanghai Pudong Development Bank Guangzhou Donghu Sub-branch

1.3 Equity transfer: Within 15 working days from the day when Party C receives the investment from Party A, Party B shall transfer the 34% equity of Party C held by itself to Party A, and completes all the procedures for the registration of changes in the equity in the relevant local industrial and commercial departments.

1.4 From the date of completion of the equity transfer, Party A becomes the sole legal and actual owner of the transfer object, and thereafter enjoy all shareholder rights related to the transfer subject, including but not limited to dividends, voting, etc.

Article 2- Management and Responsibility

2.1 After Party A becomes a shareholder of Party C, Party A has the right to assign one or two persons to Party C to serve as Party C’s directors, financial or management officer, to promote the standardization and scientificization of corporate governance, and to participate in the company operation and management with other Party C shareholders. (For details of the division of operation and management, please refer to the “Operation and Management Division of Labor Table”).

2.2 After Party A becomes a shareholder of Party C, it shall bear the same proportion of the monthly expenses of Party C in accordance with the proportion of equity it holds. Before the 25th of each month (or the last working day before the holiday if it is a holiday), Party C will make the next month’s “Monthly Revenue and Expenditure Budget Details” and submit it to Party C’s shareholders meeting. After Party C’s shareholders’ meeting examines and approves the budget sheet and signs and confirms the budget, all shareholders of Party C shall submit the approved budget amount to Party C’s designated bank account within five days according to their respective shareholding ratios.

If the monthly overspending reaches 10% of the budget amount, Party C shall submit new budget details to all of its shareholders before the overspending, which shall be reviewed and approved by the shareholders meeting of Party C and signed (or sealed) for confirmation.

Article 3- Performance betting and capital increase and share expansion

3.1 Based on the equality and voluntariness of all parties, and the confidence of the market and the operation team, all parties hereby formulate a performance betting plan for the business performance of BXYP. All parties hereby confirm the above.

3.2Performance betting plan 1: As of March 31, 2023, if Party C’s dealer team achieves the revenue performance of capital: RMB 500 million (according to the statistical data of the company’s financial statements), Party D will reward the dealer team of its shares with a market value of RMB 50 million (according to the market value on the day of issuance), If the target amount is not reached, the corresponding shares will be rewarded according to the actual revenue performance. For the specific gambling assessment, please refer to the relevant agreement signed between Party D and Party C’s dealer team.

3.3Market value evaluation and reorganization: Party A and Party D will send a team to cooperate with Party C’s financial audit in March 2023, and conduct a comprehensive market value evaluation of Party C’s e-commerce platform. “The latest corporate evaluation and valuation shall use RMB or stocks to wholly acquire all the equity of Party C held by other shareholders of Party C (except Party A), and complete the reorganization of Party C and additional shares are issued.

Article 4- Representations and warranties

4.1 Representations and warranties of Parties A, D, and E: Parties A, D, and E make the following representations and warranties to Parties B and C, and confirm that Parties A, D, and E sign and perform this agreement rely on the truthfulness of such representations and warranties , accurate and complete, Party A, D, and E have sufficient capacity for civil rights and civil conduct, and have obtained all the internal and external authorizations, licenses and licenses that are applicable to them.

Sign this agreement and perform the investment matters and equity transfer under this agreement (including but not limited to obtaining shareholders’ approval documents for foreign investment, shareholders’ approval documents required for performance betting commitments, etc.).

4.2 Representations and warranties of Parties B and C: Partis B and C make the following representations and warranties to Parties A, D, and E, and ensure that the following representations and warranties are true on the date of signing this agreement and the date when the preconditions for equity transfer are met , complete and accurate, and confirms that the execution and performance of this agreement relies on the truth, accuracy and completeness of such representations and warranties:

(1) Party B has sufficient capacity for civil rights and capacity for civil conduct and has obtained all applicable internal and external The Ministry of Finance authorizes and licenses the signing of this agreement and the performance of the equity transfer proposed under this agreement.

(2) Except for the circumstances disclosed by Party B to Party A in this agreement, the underlying equity held by Party B is legally held, without any rights flaw, and without any guarantees such as mortgage, pledge, lien or any other third party. Equity (such as holding on behalf of others), Party B has fully right to dispose of the equity it intends to transfer.

(3) Party B has not provided any subject with any guarantees (including but not limited to mortgages, pledges and guarantees) that have not been disclosed to Party A or set any burdens or made such commitments on any of its assets for the benefit of any other subject；

(4) Party C has the full ownership and right to use the “Bi Xuan You Pin” trademark and e-commerce platform technology, etc. There is no ownership dispute in intellectual property rights, and Party C does not contradict, infringe, embezzle or otherwise violate any intellectual property rights of third parties, and there are no pending claims or requests against Party C alleging the existence of any of the foregoing; Confidential intellectual property rights are kept secret, and there is no case that any subject infringes any important trade secrets or other important intellectual property rights of Party C;

(5) Except for the liabilities reflected or retained in Party C’s financial report, Party C has no other liabilities beyond the normal business operations.

Article 5- Bearing of Equity Transfer Expenses

Equity transfer expenses refer to the transferor and/or transferee or the target enterprise in connection with the transfer of property rights or the negotiation, preparation, signing of this agreement and/or any documents under this agreement, or the performance or completion of transactions under this agreement, including obtain necessary or appropriate.

Fees and expenses incurred as a result of any waiver, consent or approval of any governmental authority or third party; and the total of all out-of-pocket expenses and expenses, such as title exchange agency, broker or intermediary fees.

5.2 Unless otherwise agreed by the parties, the equity transfer expenses (including taxes and fees) and stock account opening expenses incurred in the process of equity transfer under this agreement shall be borne by each party in accordance with the relevant regulations.

Article 6- Debt Treatment Plan

6.1 Party A’s understanding of Party C’s debts relies on the information disclosed by Party C. Whether it is Party C’s fault or omission or intentional concealment, Party C’s entire liabilities before the equity transfer have nothing related to Party A.

6.2 If after the completion, Party A is subject to any recovery, prosecution or arbitration of the creditors due to the above-mentioned debts, Parties B and C shall promptly clarify to the relevant creditors and repay the debts in a timely manner. For losses, Parties B and C shall compensate all the amount.

Article 7- Special agreements and statements

7.1 After signing this agreement, if Party C introduces new investors by way of capital increase and share expansion, Party C shall notify Party A before convening the relevant shareholders meeting. After the approval of the meeting, every shareholder shall dilute according to their own proportion.

7.2 After signing the agreement, if the controlling shareholder of Party C intends to transfer all or part of its equity directly or indirectly to any third party, it shall notify all shareholders to convene a shareholder meeting. After the approval of the meeting, it can be processed. Party A has the right to preemptively subscribe for the equity that Party C intends to sell.

7.3 Party A has the right to know the operation of Party C and the right to vote on major operations. Party C needs to notify Party A of major information immediately, including but not limited to borrowing of funds exceeding RMB 10,000 in a single time or accumulatively reaching or exceeding RMB 20,000 in a month, a large-amount fund use and distribution, changes in company equity or organizational structure, introduction or dismissal of key personnel, asset pledge, loans, etc., regularly provide Party A with relevant statements of the previous month before the 8th of each month, including but not limited to financial statements, audit reports, operational data sheet.

7.4 During the effective period or after the termination of this agreement, regardless of whether the two parties continue to cooperate, all parties involved in this agreement, including but not limited to the agreement text, investment amount, performance betting plan, etc., shall keep confidential. If the loss of the other party is caused by the leaking of secrets, the leaking party shall bear the corresponding economic compensation and legal responsibility

Article 8- Liability for breach of contract

8.1 If Party A fails to pay Party C the monthly budget on time and in full in accordance with the contract, and fails to pay within three days after the formal written notice is served, Party A agrees that Party B has the right to purchase Party A at a price of RMB 1. At the same time, Party B and Party C have the right to recover the arrears from Party A and require Party A to pay 30% of the arrears as liquidated damages.

8.2 If Party A and Party D fail to perform their performance gambling obligations as agreed in this contract, Party A agrees that Party B has the right to purchase the 34% equity of Party C held by Party A at a price of RMB 1. , Party C’s dealer team has the right to recover the performance betting consideration from Party A and Party D and require Party A and Party D to pay 30% of the consideration amount as liquidated damages.

8.3 If Party B and Party C fail to perform relevant obligations such as equity transfer as stipulated in the contract, if they still do not perform within three days after the formal written notice is served, the agreement between the two parties shall become invalid, and Party B and Party C shall report to Party A within three days. Return the cash investment amount and pay Party A the penalty equal to 2 times of the Party A investment amount.

Article 9-Guarantee

9.1 Party E voluntarily undertakes the joint and several liability guarantee for all the responsibilities and obligations of Party A and Party D to Party B, Party C, and Party C’s distributors in this agreement.

9.2 The scope of Party E’s guarantee includes the principal, interest, penalty interest, compound interest, liquidated damages, damages, and the cost of realizing the creditor’s rights (including but not limited to litigation) that Party A and Party D should perform under this contract. fees, execution fees, preservation fees, appraisal fees, attorney fees, travel expenses, etc.).

9.3 The guarantee method of this agreement is joint and several liability guarantee. Parties A and D have the right to directly require Party E to assume joint and several guarantee liabilities if Parties A and D fail to perform or fully perform their obligations under this agreement

9.4 The period for Party E to undertake the guarantee responsibility is 2 years, and the period for Party E to undertake the guarantee responsibility under this contract is 2 years from the date when the debt performance period of Party A and Party D expires.

9.5 The validity of the guarantee clauses in this agreement is independent of this agreement, and the invalidity of this contract or other relevant clauses does not affect the validity of the guarantee clauses. Party E shall still bear the joint and several guarantee liability for the return responsibility or compensation responsibility that Parties A and D should undertake after the main contract is invalid.

9.6 This contract is an irrevocable joint and several liability guarantee. During the guarantee period, Party E shall not terminate this contract for any reason.

Article 10- Cancellation of the Agreement

10.1 This agreement shall be terminated in the following circumstances:

(1) It is terminated by mutual agreement of all parties concerned;

(2) Either party commits a breach of contract and does not make corrections within 10 days from the date when the observant party issues a written notice to it for correction, the observant party has the right to unilaterally terminate this agreement;

(3) Due to force majeure, this agreement cannot be performed normally;

(4) Other circumstances that may be mutually recognized by all parties or agreed in this agreement may terminate this agreement.

10.2 The party proposing to rescind the agreement shall notify the other party in writing, and the notice shall take effect when it reaches the other party.

10.3 After the termination of this agreement, the right of the non-observing party to require the breaching party to pay liquidated damages and compensate for losses will not be affected.

Article 11- Force Majeure

11.1 Either party is unable to perform its obligations under this agreement due to force majeure or changes in law, which is not considered a breach of contract, but shall notify the other party in writing within five working days after the occurrence of force majeure or changes in law, and provide the Evidence of the impact and its extent, and take all necessary measures to terminate or mitigate the impact caused by force majeure or changes in law.

11.2 A force majeure event refers to any event that cannot be foreseen, unavoidable and insurmountable by the parties at the time of signing this Agreement, including but not limited to natural disasters such as earthquakes, landslides, floods, typhoons, epidemics, epidemics, fires, explosions, wars and other similar events. The incident shall be implemented in accordance with the relevant provisions of the Civil Code of the People’s Republic of China.

Article 12- Dispute Resolution

Any disputes arising from this agreement shall be resolved through friendly negotiation first by both parties. If the negotiation fails, arbitration may be brought to Shenzhen Court of International Arbitration. The place of arbitration is Shenzhen, and the arbitral award shall be final and binding on both parties.

Article 13- Effecive agreement

This agreement will come into effect after the legal representative of each party or its authorized representative signed and affixed with the official seal, and each party provides the corresponding signature authorization document in accordance with this agreement and obtains the approval document of the resolution of the shareholders’ meeting. This agreement is in 5 copies, A, B, C, D, and E each hold 1 copy, and the 5 copies of the agreement have the same legal effect.

[No text below]

Party A (stamp) : Shenzhen Zui Xian Gui Brewery Technology Limited

Legal representative or authorized representative (signature):

Party B (stamp) : Guangzhou Jinxin Technology Service Limited

Legal representative or authorized representative (signature):

Party C (stamp) : Bi Xuan You Pin (Guangzhou) Limited

Legal representative or authorized representative (signature):

Party D (stamp) : Trans Global Group Inc.

CEO (signature):

Party E (signature):